CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 103 to Registration Statement No. 333-62298 on Form N-1A of our report dated  July 28, 2008, relating to the financial statements and financial highlights of Cookson Peirce Core Equity Fund, one of the diversified series constituting Trust for Professional Managers, included in the Annual Report of Cookson Peirce Core Equity Fund filed on Form N-CSR of Trust for Professional Managers for the year ended May 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.
Milwaukee, WI
September 15, 2008